EXHIBIT 99.1

VERSO ANNOUNCES PLANS FOR MAJOR REDUCTIONS IN
COATED PAPER AND PULP PRODUCTION CAPACITY

Actions at Androscoggin and Wickliffe Mills Will Reduce Production Capacity by 430,000 Tons of Coated Paper and 130,000 Tons of Dried Market Pulp

MEMPHIS, Tenn. (August 20, 2015) - Verso Corporation (NYSE: VRS) today announced that it plans to make major reductions in its coated paper and pulp production capacity by shutting down the No. 1 pulp dryer and No. 2 paper machine at its Androscoggin Mill in Jay, Maine, and indefinitely idling its mill in Wickliffe, Kentucky. Together, these actions will reduce Verso’s production capacity by 430,000 tons of coated paper and 130,000 tons of dried market pulp. Verso intends to implement these capacity reductions beginning in the fourth quarter of 2015.

Verso’s decision to reduce its production capacity was driven by several factors. North American coated paper demand is in secular decline, down 4.7% in the first half of 2015, following declines of 3.4% and 4.3% in 2014 and 2013, respectively, according to the Pulp and Paper Products Council. The effects on U.S. producers have been made significantly worse by a change in the net trade balance due to the strengthening of the U.S. dollar relative to foreign currencies, which has resulted in increased foreign imports from Asia, Europe and Canada and decreased U.S. exports. In addition, high operating costs in Maine, especially high energy costs and local property taxes, were contributing factors.

“One of Verso’s founding principles is to do what’s right for the company as a whole,” said Verso President and CEO David J. Paterson. “This includes maintaining a balance between Verso’s supply of products and our customers’ demand for them. Remaining true to this principle, and after a comprehensive review of our assets, inventory and demand forecasts, Verso has decided to make significant reductions in our coated paper and pulp production capacity at our Androscoggin and Wickliffe mills.”

The shutdown of the No. 1 pulp dryer and the No. 2 paper machine at the Androscoggin Mill will reduce Verso’s production capacity by 150,000 tons of coated paper and 100,000 tons of dried market pulp. In addition, to help mitigate the high energy and other operating costs in Maine and to make the Androscoggin Mill more competitive in the future, Verso will optimize the mill’s pulp, power and recovery assets. The optimization efforts are expected to take place in the fourth quarter of 2015 and the first quarter of 2016.

The Wickliffe Mill has one machine with the capacity to produce 280,000 tons of coated paper and 30,000 tons of dried market pulp.

Verso anticipates that the capacity reductions and optimization of the Androscoggin Mill will result in the permanent elimination of approximately 300 jobs. Verso expects that the indefinite idling of the Wickliffe Mill will result in the layoff of approximately 310 employees.

“Decisions to reduce production capacity are never easy,” Paterson stated. “They are especially difficult for the employees and their families who are directly affected by these actions. Verso is committed to treating all of our impacted employees with fairness, dignity and respect and to communicating openly and honestly with each individual about how this decision will affect him or her. Our Human Resources team will begin meeting with our affected employees immediately.”

Our customers are always top-of-mind as we implement these types of strategic decisions, and we want to assure them that Verso remains steadfastly committed to delivering the high-quality products and services they have come to expect from us,” said Michael A. Weinhold, Verso Senior Vice President of Sales, Marketing and Product Development. “Verso’s manufacturing system is extremely flexible. Most of the affected paper grades are already qualified to be manufactured on other Verso paper machines, and we are working diligently to qualify the remaining paper grades for production on other Verso paper machines. Our Sales leadership will begin contacting all of our affected customers immediately. Our aim is to ensure that all customer needs are seamlessly met.”

About Verso
Verso Corporation is the turn-to company for those looking to successfully navigate the complexities of paper sourcing and performance.  The leading North American producer of printing and specialty papers and pulp, Verso provides insightful solutions that help drive improved customer efficiency, productivity, brand awareness and business results.  Verso’s long-standing reputation for quality and reliability is directly tied to our vision to be a company with passion that is respected and trusted by all.  Verso’s passion is rooted in ethical business practices that demand safe workplaces for our employees and sustainable wood sourcing for our products.  This passion, combined with our flexible manufacturing capabilities and an unmatched commitment to product performance, delivery and service, make Verso a preferred choice among commercial printers, paper merchants and brokers, converters, publishers and other end users.  For more information, visit us online at versoco.com.

Forward-Looking Statements
In this press release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words "believe," "expect," "anticipate," "project," "plan," "estimate," "intend" and other similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management's current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso's filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this press release to reflect subsequent events or circumstances or actual outcomes.

Investor contact:
901-369-4128
Investor.Relations@versoco.com

Media contacts:
Kathi Rowzie
Vice President, Communications and Public Affairs
901-369-5800
kathi.rowzie@versoco.com